AVIS BUDGET GROUP ANNOUNCES RESIGNATION OF
DAVID WYSHNER, PRESIDENT AND CFO

PARSIPPANY, N.J., May 12, 2017 - Avis Budget Group, Inc. (NASDAQ: CAR) today announced the resignation of David B. Wyshner, President and Chief Financial Officer. Mr. Wyshner, who has served as the Company’s chief financial officer since 2006 and its president since January 2016, will leave the Company in June to pursue other opportunities.

“During his tenure at the Company, David consistently delivered results, and was instrumental in growing our global footprint and deploying our cash flow to enhance shareholder value,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “We thank David for the work he has done and his dedication to our Company, which have positively impacted our strategies and contributed to our success, and wish him all the best in the future.”

“I am proud of what the Company has done to drive its evolution as a leading global player in its industry,” said Mr. Wyshner. “I look forward to moving on to new opportunities. At the same time, I am immensely grateful for the opportunity to have played a role in Avis Budget Group’s development and to have worked with so many talented colleagues.”

The Company intends to appoint Martyn Smith, who previously served as finance director of the Company’s Avis Budget EMEA subsidiary and of Avis Europe plc, to serve as interim chief financial officer and is conducting a search to fill the CFO position on a permanent basis.
About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2016 and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contacts Media Contact: Alice Pereira (973) 496-3916 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com
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